Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of UST Inc.:

We have audited the accompanying consolidated statement of financial position of UST Inc. (“the Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows and changes in stockholders’ (deficit) equity for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” Also, as discussed in Notes 1 and 14 to the consolidated financial statements, the Company adopted the provisions of the FASB’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), UST Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2008 expressed an unqualified opinion thereon.

Ernst & Young LLP

Stamford, Connecticut

February 21, 2008

UST INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31
	2007	2006	2005

Net sales	$1,950,779	$1,850,911	$1,851,885

Costs and expenses:
Cost of products sold	466,967	412,971	392,670
Excise taxes	57,608	53,117	50,461
Selling, advertising and administrative	529,795	525,990	518,797
Restructuring charges	10,804	21,997	-
Antitrust litigation	137,111	2,025	11,762

Total costs and expenses	1,202,285	1,016,100	973,690

Gain on sale of corporate headquarters	105,143	-	-

Operating income	853,637	834,811	878,195
Interest, net	40,600	41,785	50,578

Earnings from continuing operations before income taxes	813,037	793,026	827,617
Income tax expense	292,764	291,060	293,349

Earnings from continuing operations	520,273	501,966	534,268
Income from discontinued operations, including income tax effect	-	3,890	-

Net earnings	$520,273	$505,856	$534,268

Net earnings per basic share:
Earnings from continuing operations	$3.30	$3.13	$3.26
Income from discontinued operations	-	0.02	-

Net earnings per basic share:	$3.30	$3.15	$3.26

Net earnings per diluted share:
Earnings from continuing operations	$3.27	$3.10	$3.23
Income from discontinued operations	-	0.02	-

Net earnings per diluted share:	$3.27	$3.12	$3.23

Dividends per share	$2.40	$2.28	$2.20
Average number of shares:
Basic	157,854	160,772	163,949
Diluted	159,295	162,280	165,497

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In thousands)

	December 31
	2007	2006

Assets:
Current assets:
Cash and cash equivalents	$73,697	$254,393
Short-term investments	-	20,000
Accounts receivable	60,318	52,501
Inventories	646,563	601,258
Deferred income taxes	26,737	11,370
Income taxes receivable	8,663	-
Assets held for sale	-	31,452
Prepaid expenses and other current assets	30,296	27,136

Total current assets	846,274	998,110
Property, plant and equipment, net	505,101	389,810
Deferred income taxes	35,972	26,239
Goodwill	28,304	6,547
Intangible assets, net	56,221	4,723
Other assets	15,206	14,919

Total assets	$1,487,078	$1,440,348

Liabilities and stockholders’ (deficit) equity:
Current liabilities:
Accounts payable and accrued expenses	$324,814	$268,254
Income taxes payable	-	18,896
Litigation liability	75,360	12,927

Total current liabilities	400,174	300,077
Long-term debt	1,090,000	840,000
Postretirement benefits other than pensions	81,668	86,413
Pensions	150,318	142,424
Income taxes payable	38,510	-
Other liabilities	18,610	5,608

Total liabilities	1,779,280	1,374,522
Contingencies (see Note 21)
Minority interest and put arrangement	28,000	-
Stockholders’ (deficit) equity:
Capital stock(1)	105,635	104,956
Additional paid-in capital	1,096,923	1,036,237
Retained earnings	773,829	635,272
Accumulated other comprehensive loss	(45,083)	(56,871)

	1,931,304	1,719,594
Less treasury stock(2)	2,251,506	1,653,768

Total stockholders’ (deficit) equity	(320,202)	65,826

Total liabilities and stockholders’ (deficit) equity	$1,487,078	$1,440,348

(1)  Common Stock par value $.50 per share: Authorized – 600 million shares; Issued – 211,269,622 shares in 2007 and 209,912,510 shares in 2006. Preferred Stock par value $.10 per share: Authorized – 10 million shares; Issued – None.

(2) 60,332,966 shares and 49,319,673 shares of treasury stock at December 31, 2007 and December 31, 2006, respectively.

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2007	2006	2005

Operating Activities:
Net earnings	$520,273	$505,856	$534,268
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46,622	45,839	46,438
Share-based compensation expense	11,784	10,403	5,976
Excess tax benefits from share-based compensation	(9,756)	(9,863)	-
Goodwill and intangible impairment	-	-	3,313
Gain on sale of corporate headquarters	(105,143)	-	-
Loss (gain) on disposition of property, plant and equipment	576	(327)	8,911
Amortization of imputed rent on corporate headquarters	6,740	-	-
Deferred income taxes	(16,146)	(16,922)	19,167

Changes in operating assets and liabilities:
Accounts receivable	(2,153)	1,685	(12,724)
Inventories	(5,517)	(15,780)	(16,247)
Prepaid expenses and other assets	(2,975)	14,703	16,255
Accounts payable, accrued expenses, pensions and other liabilities	60,255	40,541	6,757
Income taxes	4,645	22,945	(39,977)
Litigation liability	62,433	(2,224)	(11,438)

Net cash provided by operating activities	571,638	596,856	560,699

Investing Activities:
Short-term investments, net	20,000	(10,000)	50,000
Purchases of property, plant and equipment	(88,426)	(37,044)	(89,947)
Proceeds from dispositions of property, plant and equipment	130,725	6,179	22,942
Acquisition of business	(155,197)	(10,578)	-
Loan to minority interest holder	(27,096)	-	-
Repayment of loan by minority interest holder	27,096	-	-
Investment in joint venture	(425)	(3,620)	-

Net cash used in investing activities	(93,323)	(55,063)	(17,005)

Financing Activities:
Repayment of debt	(7,095)	-	(300,000)
Proceeds from revolving credit facility borrowings	250,000	-	-
Change in book cash overdraft	26,536	-	-
Excess tax benefits from share-based compensation	9,756	9,863	-
Proceeds from the issuance of stock	37,855	68,214	69,375
Dividends paid	(378,325)	(367,499)	(361,208)
Stock repurchased	(597,738)	(200,003)	(200,038)

Net cash used in financing activities	(659,011)	(489,425)	(791,871)

(Decrease) increase in cash and cash equivalents	(180,696)	52,368	(248,177)
Cash and cash equivalents at beginning of year	254,393	202,025	450,202

Cash and cash equivalents at end of the period	$73,697	$254,393	$202,025

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$305,094	$283,618	$314,735
Interest	$57,910	$57,151	$70,351

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ (Deficit) Equity	Comprehensive Income

Balance at December 31, 2004	$105,777	$885,049	$492,800	$(19,911)	$(1,454,150)	$9,565
Comprehensive income:
Net earnings	-	-	534,268	-	-	534,268	$534,268
Other comprehensive income (loss), net of tax:
Net deferred gain on cash flow hedges	-	-	-	1,400	-	1,400	1,400
Foreign currency translation adjustment	-	-	-	1,161	-	1,161	1,161
Minimum pension liability adjustment	-	-	-	(452)	-	(452)	(452)

Other comprehensive income							2,109

Comprehensive income							$536,377

Cash dividends – $2.20 per share	-	-	(361,208)	-	-	(361,208)
Exercise of stock options – 2,179,000 shares; issuance of stock and restricted stock – 199,409 shares; issuance of stock upon conversion of restricted stock units –24,359 shares	1,202	69,779	-	-	-	70,981
Income tax benefits and decrease in receivables from exercise of stock options	-	19,421	-	-	-	19,421
Stock repurchased – 4,438,642 shares	-	-	-	-	(200,038)	(200,038)
Retirement of treasury stock – 6,337,275 shares	(3,169)	(28,783)	(168,471)	-	200,423	-

Balance at December 31, 2005	103,810	945,466	497,389	(17,802)	(1,453,765)	75,098
Comprehensive income:
Net earnings	-	-	505,856	-	-	505,856	$505,856
Other comprehensive income (loss), net of tax:
Net deferred loss on cash flow hedges	-	-	-	(1,417)	-	(1,417)	(1,417)
Foreign currency translation adjustment	-	-	-	639	-	639	639
Minimum pension liability adjustment	-	-	-	924	-	924	924

Other comprehensive income							146

Comprehensive income							$506,002

Adjustment to initially apply SFAS No. 158, net of tax	-	-	-	(39,215)	-	(39,215)
Cash dividends – $2.28 per share	-	-	(367,499)	-	-	(367,499)
Dividend equivalents on share-based awards	-	-	(474)	-	-	(474)
Exercise of stock options – 2,112,200 shares	1,056	65,670	-	-	-	66,726
Share-based compensation expense – 14,033 shares	7	10,511	-	-	-	10,518
RSU’s issued, including net impact of tax withholding – 21,322 shares	11	(598)	-	-	-	(587)
Restricted Stock, including net impact of tax withholding – 144,516 shares	72	(433)	-	-	-	(361)
Income tax benefits and decrease in receivables from exercise of stock options	-	15,621	-	-	-	15,621
Stock repurchased – 4,270,295 shares	-	-	-	-	(200,003)	(200,003)

Balance at December 31, 2006	104,956	1,036,237	635,272	(56,871)	(1,653,768)	65,826
Comprehensive income:
Net earnings	-	-	520,273	-	-	520,273	$520,273
Other comprehensive income (loss), net of tax:
Net deferred loss on cash flow hedges	-	-	-	(2,105)	-	(2,105)	(2,105)
Foreign currency translation adjustment	-	-	-	1,750	-	1,750	1,750
Defined benefit pension and other postretirement benefit plans adjustment	-	-	-	12,143	-	12,143	12,143

Other comprehensive income							11,788

Comprehensive income							$532,061

Adjustment to initially apply FIN No. 48	-	-	(2,770)	-	-	(2,770)
Cash dividends – $2.40 per share	-	-	(378,325)	-	-	(378,325)
Dividend equivalents on share-based awards	-	-	(621)	-	-	(621)
Exercise of stock options – 1,259,800 shares	630	39,084	-	-	-	39,714
Share-based compensation expense – 14,598 shares	7	11,850	-	-	-	11,857

RSU’s issued, including net impact of tax withholding – 21,454 shares	11	(994)	-	-	-	(983)
Restricted Stock, including net impact of tax withholding – 61,260 shares	31	(2,478)	-	-	-	(2,447)
Income tax benefits and decrease in receivables from exercise of stock options	-	13,224	-	-	-	13,224
Stock repurchased – 11,013,293 shares	-	-	-	-	(597,738)	(597,738)

Balance at December 31, 2007	$105,635	$1,096,923	$773,829	$(45,083)	$(2,251,506)	$(320,202)

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts or where otherwise noted)

1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

UST Inc. (the “Company”), is a holding company for its wholly-owned subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading manufacturer and marketer of moist smokeless tobacco products and International Wine & Spirits Ltd., through its Ste. Michelle Wine Estates subsidiary, produces and markets premium wines sold nationally. The Company conducts its business principally in the United States.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management. Management believes that the judgments and estimates used in the preparation of the consolidated financial statements are appropriate, however, actual results may differ from these estimates. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. The Company provides for minority interests in consolidated companies in which the Company’s ownership is less than 100 percent. Certain prior year amounts have been reclassified to conform to the 2007 presentation.

The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information or appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market values, because of their short-term nature. The fair values of non-current assets and long-term liabilities approximate their carrying values, with the exception of the Company’s senior notes (see Note 9, “Borrowing Arrangements”) and certain long-lived assets (see Property, Plant and Equipment section below).

During 2006, the Company reversed an income-tax related contingency accrual originally recorded in connection with the June 2004 transfer of the Company’s former cigar operations to a smokeless tobacco competitor. This reversal is presented as Discontinued Operations. See Note 19, “Discontinued Operations,” for further information.

Revenue Recognition

Revenue from the sale of moist smokeless tobacco products is recognized, net of any discounts or rebates granted, when title passes, which corresponds with the arrival of such products at customer locations. Revenue from the sale of wine is recognized, net of allowances, at the time products are shipped to customers. Revenue from the sale of all other products is predominantly recognized when title passes, which occurs at the time of shipment to customers. Trade accounts receivable are recorded at the invoiced amount and do not bear interest.

The Company sells moist smokeless tobacco products with dates relative to freshness. It is the Company’s policy to accept authorized sales returns from its customers for products that have exceeded such dates. In connection with this policy, the Company records an accrual for estimated future sales returns of moist smokeless tobacco products based upon historical experience, current sales trends and other factors, in the period in which the related products are shipped.

Costs associated with the Company’s sales incentives, consisting of cash consideration offered to any purchasers of the Company’s products at any point along the distribution chain, are recorded as a reduction to “net sales” on the Consolidated Statement of Operations.

Shipping and handling costs incurred by the Company in connection with products sold are included in “cost of products sold” on the Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash equivalents are amounts invested in investment grade instruments with maturities of three months or less when acquired.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Short-Term Investments

The Company did not hold any short-term investments at December 31, 2007. Short-term investments at December 31, 2006 were comprised of auction-rate securities (“ARS”), which are long-term variable (floating) rate bonds that are tied to short-term interest rates. The stated maturities for these securities are generally 20 to 30 years, but their floating interest rates are reset at seven, 28 or 35-day intervals via a Dutch Auction process. Given the fact that ARS are floating rate investments, they are typically traded at par value, with interest paid at each auction.

Inventories

Inventories are stated at lower of cost or market. Elements of cost included in products in process and finished goods inventories include raw materials, comprised primarily of leaf tobacco and grapes, direct labor and manufacturing overhead. The majority of leaf tobacco costs is determined using the last-in, first-out (LIFO) method. The cost of the remaining inventories is determined using the first-in, first-out (FIFO) and average cost methods. Leaf tobacco and wine inventories are included in current assets as a standard industry practice, notwithstanding the fact that such inventories are carried for several years for the purpose of curing and aging.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on estimated salvage values, where applicable, and the estimated useful lives of the assets. Improvements are capitalized if they extend the useful lives of the related assets, while repairs and maintenance costs are expensed when incurred. The Company capitalizes interest related to capital projects that qualify for such treatment under SFAS No. 34, Capitalization of Interest Costs.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets , the carrying values of long-lived assets, including property, plant and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

Assets Held for Sale

Long-lived assets are classified as held for sale when certain criteria are met. These criteria include management’s commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets has been initiated; the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; the assets are being marketed at reasonable prices in relation to their fair value; and it is unlikely that significant changes will be made to the plan to sell the assets. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value, less cost to sell. See Note 4, “Assets Held for Sale,” for further information.

Income Taxes

Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Operations, regardless of the period in which such items are recognized for income tax purposes, adjusted for items representing permanent differences between pre-tax accounting income and taxable income. Deferred income taxes result from the future tax consequences associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company’s income tax provision takes into consideration pre-tax income, statutory tax rates and the Company’s tax profile in the various jurisdictions in which it operates. The tax bases of the Company’s assets and liabilities reflect its best estimate of the future tax benefit and costs it expects to realize when such amounts are included in its tax returns. Quantitative and probability analysis, which incorporates management’s judgment, is required in determining the Company’s effective tax rate and in evaluating its tax positions. The Company recognizes tax benefits in accordance with the provisions of FIN 48, which it adopted as of January 1, 2007. The Company recognizes accruals of interest and penalties related to unrecognized tax benefits in income tax expense. Prior to the Company’s adoption of FIN 48, accruals for uncertain income tax positions were established in accordance with SFAS No. 5, Accounting for Contingencies.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Internal Revenue Service (“IRS”) and other tax authorities in various states and foreign jurisdictions audit the Company’s income tax returns on a continuous basis. Depending on the tax jurisdiction, a number of years may elapse before a particular matter for which the Company has an unrecognized tax benefit is audited and ultimately resolved. With few exceptions, the Company is no longer subject to federal, state and local or foreign income tax examinations by tax authorities for years before 2004. While it is often difficult to predict the timing of tax audits and their final outcome, the Company believes that its estimates reflect the most likely outcome of known tax contingencies. However, the final resolution of any such tax audit could result in either a reduction in the Company’s accruals or an increase in its income tax provision, both of which could have a significant impact on its results of operations in any given period.

Advertising Costs

The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses, which include print and point-of-sale advertising and certain trade and marketing promotions, were $76.8 million in 2007, $71.2 million in 2006 and $66.7 million in 2005. At December 31, 2007 and 2006, prepaid expenses and other current assets include advertising-related materials of $1.5 million and $3.3 million, respectively.

Goodwill and Other Intangible Assets

In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company conducts testing for impairment during the fourth quarter of its fiscal year. Intangible assets that do not have indefinite lives are amortized over their respective estimated useful lives, which range from 3-20 years. See Note 7, “Goodwill and Other Intangible Assets,” for additional information.

Share-Based Compensation

The Company accounts for share-based payments in accordance with the provisions of SFAS No. 123(R), Share-based Payment, (“SFAS No. 123(R)”), which it adopted on January 1, 2006. SFAS No. 123(R) requires all share-based payments issued to acquire goods or services, including grants of employee stock options, to be recognized in the statement of operations based on their fair values, net of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma disclosure required under SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), for the periods prior to adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred. See Note 12, “Share-Based Compensation,” for further information.

Prior to adoption of SFAS No. 123(R), the Company accounted for share-based compensation awards to employees and non-employee directors in accordance with the intrinsic value-based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), as permitted under SFAS No. 123. Under the intrinsic value-based method, no share-based compensation expense was reflected in net earnings as a result of stock option grants, as all options granted under these plans had an exercise price equal to the fair value of the underlying common stock on the date of grant. Compensation expense was recognized in net earnings during the year ended December 31, 2005, as a result of restricted stock granted to employees and non-employee directors and restricted stock units granted to employees.

Foreign Currency Translation

In connection with foreign operations with functional currencies other than the U.S. dollar, assets and liabilities are translated at current exchange rates, while income and expenses are translated at the average rates for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive loss.

Net Earnings Per Share

Basic earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had the potential dilutive shares of common stock been issued. The dilutive effect of outstanding options, restricted stock and restricted stock units is reflected in diluted earnings per share by applying the treasury stock method under SFAS No. 128, Earnings per Share. Under the treasury stock method, an increase in the fair value of the Company’s common stock can result in a

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

greater dilutive effect from outstanding options, restricted stock and restricted stock units. Furthermore, the exercise of options and the vesting of restricted stock and restricted stock units can result in a greater dilutive effect on earnings per share. See Note 18, “Net Earnings Per Share,” for additional information.

Excise Taxes

The Company accounts for excise taxes on a gross basis, reflecting the amount of excise taxes recognized in both net sales and costs. Accordingly, amounts reported in “net sales” on the Consolidated Statement of Operations for each year include an amount equal to that reported in the “excise taxes” line item.

2 – RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R), replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is to be applied on a prospective basis and, for the Company, would be effective for any business combination transactions with an acquisition date on or after January 1, 2009. The Company is in the process of evaluating the impact that the adoption of this pronouncement may have on its results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. The key provisions of SFAS No. 160 included the following: (1) noncontrolling interests in consolidated subsidiaries shall be presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (2) consolidated net income shall include amounts attributable to both the parent and the noncontrolling interest, with the amount applicable to each party clearly presented in the consolidated statement of operations, (3) fair value measures shall be used when deconsolidating a subsidiary and determining any resulting gain or loss, and (4) sufficient disclosures shall be made to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners. The calculation of net earnings per share will continue to be based only on income attributable to the parent. SFAS No. 160 is to be applied on a prospective basis, except for the presentation and disclosure requirements, which are to be applied retrospectively. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, and, as such, the Company plans to adopt the provisions of this standard on January 1, 2009. The Company is in the process of evaluating the impact that the adoption of this pronouncement may have on its results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, and, as such, the Company has adopted the provisions of SFAS No. 159 as of January 1, 2008. The Company does not expect that the adoption of SFAS No. 159 will have a material impact on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides a common definition of fair value to be applied to existing GAAP requiring the use of fair value measures, establishes a framework for measuring fair value and enhances disclosure about fair value measures under other accounting pronouncements, but does not change existing guidance as to whether or not an asset or liability is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and, as such, the Company has adopted the provisions of SFAS No. 157 as of January 1, 2008. The Company does not expect that the adoption of SFAS No. 157 will have a material impact on its results of operations or financial position. However, as a result of the adoption of this standard, the Company will provide enhanced disclosures regarding the use of fair value measures.

There were no other recently issued accounting pronouncements with delayed effective dates that would currently have a material impact on the consolidated financial statements of the Company.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3 – INVENTORIES

Inventories at December 31, 2007 and 2006 were as follows:

	December 31
	2007	2006

Leaf tobacco	$202,137	$201,035
Products in process*	258,814	233,741
Finished goods*	163,247	145,820
Other materials and supplies*	22,365	20,662

	$646,563	$601,258

* Amounts reported reflect inventory applicable to the Company’s operating segments, primarily Wine and Smokeless Tobacco.

At December 31, 2007 and 2006, $218.7 million and $221.4 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories were greater than the amounts at which these inventories were carried in the Consolidated Statement of Financial Position by $73.7 million and $73.4 million, respectively. The reduction in LIFO leaf tobacco inventories during 2007 resulted in a liquidation of LIFO inventory layers, the effect of which was not material to the Company’s results of operations. At December 31, 2007 and 2006, leaf tobacco of $57.1 million and $53 million, respectively, was valued using the average cost method, reflecting the cost of those leaf tobacco purchases made subsequent to the previous crop year end.

4 – ASSETS HELD FOR SALE

At December 31, 2007, the Company had no assets classified as held for sale, as the properties held for sale at December 31, 2006 were either sold or reclassified back into property, plant and equipment during the twelve months ended December 31, 2007.

In September 2007, $1.8 million relating to the Company’s corporate conference center located in Watch Hill, Rhode Island was reclassified to “property, plant and equipment, net” as the Company was not able to sell the property within the twelve-month period allowed under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. A cumulative retroactive depreciation adjustment upon reclassification was not required, as the carrying value of the property was equal to its estimated salvage value at the time of initial classification within “assets held for sale.” Prior to this reclassification, the property was included within “assets held for sale” on the December 31, 2006 Consolidated Statement of Financial Position.

In March 2007, the Company finalized the sale of its corporate headquarters for cash proceeds of $130 million, as well as a below-market, short-term lease with an imputed fair market value of approximately $6.7 million. This sale resulted in a pre-tax gain of approximately $105 million, which is reported on the “gain on sale of corporate headquarters” line in the Consolidated Statement of Operations. Prior to this transaction, the property was included within “assets held for sale” on the December 31, 2006 Consolidated Statement of Financial Position.

In January 2007, the Company sold a winery property located in the State of Washington for net proceeds of $3.1 million, resulting in a pre-tax gain of $2 million, which was recorded as a reduction to selling, advertising and administrative (“SA&A”) expenses in the Consolidated Statement of Operations. Prior to this transaction, the property was included within “assets held for sale” on the December 31, 2006 Consolidated Statement of Financial Position.

In March 2006, the Company sold a winery property located in California with a carrying value of $3.4 million for net proceeds of $5.9 million, resulting in a pre-tax gain of $2.5 million, which was recorded as a reduction to SA&A expenses in the Consolidated Statement of Operations.

5 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are reported at cost less accumulated depreciation. Property, plant and equipment at December 31, 2007 and 2006 are as follows:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

		December 31
	Lives (Years)	2007	2006

Land	-	$53,443	$15,100
Buildings and building improvements	1 - 40*	247,847	195,522
Vineyards	25	27,839	23,739
Machinery and equipment	3 - 20	571,484	531,525

		900,613	765,886
Less accumulated depreciation		395,512	376,076

		$505,101	$389,810

* The life of buildings is generally between 10 and 40 years, whereas the life of building improvements is generally between one and seventeen years.

The property, plant and equipment balances at December 31, 2007 reflect the impact of the acquisition of Stag’s Leap Wine Cellars (see Note 22, “Other Matters,” for additional information). Depreciation expense was $45.1 million for 2007, $44.8 million for 2006, and $45.3 million for 2005.

6 – COMMITMENTS

Purchase Agreements

At December 31, 2007, the Company had entered into unconditional purchase obligations in the form of contractual commitments. Unconditional purchase obligations are commitments that are either noncancelable or cancelable only under certain predefined conditions.

The Company is obligated to make payments in the upcoming year of approximately $78.3 million for leaf tobacco to be used in the production of moist smokeless tobacco products. The increase from the December 31, 2006 commitment of $15.3 million is primarily a result of differences in the timing which contracts for the purchase of leaf tobacco were executed. The majority of the contractual obligations to purchase leaf tobacco are expected to be fulfilled by the end of 2008.

Purchase commitments under contracts to purchase grapes for periods beyond one year are subject to variability resulting from potential changes in market price indices. The Company is obligated to make future payments for purchases and processing of grapes for use in the production of wine, based on estimated yields and market conditions, as follows:

	2008	2009	2010	2011	2012	Thereafter	Total

Grape commitments	$73,623	$73,067	$72,713	$62,490	$36,742	$93,356	$411,991

Payments made in connection with unconditional purchase obligations for grapes were $65.8 million, $61.9 million and $54.6 million in 2007, 2006 and 2005, respectively.

Operating Leases

The Company leases certain property and equipment under various operating lease arrangements. Certain leases contain escalation clauses as well as renewal options, whereby the Company can extend the lease term for periods ranging up to 10 years. The following is a schedule of future minimum lease payments for operating leases as of December 31, 2007:

	2008	2009	2010	2011	2012	Thereafter	Total

Lease commitments	$10,681	$10,400	$8,241	$6,392	$5,190	$64,160	$105,064

Rent expense was $21.4 million for 2007, $12.1 million for 2006 and $12.5 million for 2005. Rent expense for 2007 reflected approximately $6.7 million related to a short-term lease for the Company’s former corporate headquarters building, which expired in the third quarter of 2007. The Company’s lease for its current corporate headquarters building extends through 2024 and contains

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

provisions related to rent holidays, escalation clauses and leasehold improvement incentives, all of which are factored into the straight-line recognition of rent expense over the lease term.

7 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

During 2007, in connection with the acquisition of Stag’s Leap Wine Cellars, the Company recognized goodwill of $21.2 million (see Note 22, “Other Matters,” for additional information). During 2006, the Company recognized goodwill of $3.9 million related to the acquisition of Erath Vineyards, LLC (“Erath”). The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006:

Total

Goodwill as of January 1, 2006	$2,649
Acquisitions	3,898

Goodwill as of December 31, 2006	6,547
Acquisitions	21,166
Translation adjustments	591

Goodwill as of December 31, 2007	$28,304

Approximately $25.2 million of the goodwill balance at December 31, 2007 related to the Company’s Wine segment and the remaining $3.1 million related to the Company’s international operations. There were no impairment charges recorded relating to goodwill for the years ended December 31, 2007 and 2006. During the fourth quarter of 2005, as a result of its annual impairment testing, the Company recorded an impairment charge of approximately $2.4 million, which is reflected in SA&A expenses in the Consolidated Statement of Operations, related to goodwill for F.W. Rickard Seeds, Inc. (“Rickard Seeds”), a second-tier subsidiary included in the Smokeless Tobacco segment. This testing included consideration of information available at the time, including deterioration in sales trends, as well as the future expectations for the seed business and industry. The fair value of the entity, which was used in computing the impairment charge, was calculated based upon both comparable market multiples and discounted expected cash flows.

Nonamortizable Intangible Assets Other than Goodwill

At December 31, 2007 and 2006, the Company had $41.9 million and $2.7 million, respectively, of identifiable intangible assets that were not being amortized, as such assets were deemed to have indefinite useful lives.

These nonamortizable intangible assets relate to acquired trademarks, with $39.2 million related to the acquisition of Stag’s Leap Wine Cellars in 2007 (see Note 22, “Other Matters,” for additional information) and $2.7 million related to the acquisition of Erath in 2006. There were no impairment charges recorded relating to these assets for the years ended December 31, 2007 and 2006.

Amortizable Intangible Assets

The following table presents the carrying amount of intangible assets subject to amortization for the years ended December 31, 2007 and 2006:

	Weighted Amortizable	December 31
	Life (Years)	2007	2006

Customer Relationships	20	$11,560	$560
Customer Lists	6	1,698	198

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Intellectual Property	15	1,200	1,200
Other	15	1,239	899

Total amortizable intangible assets	18	15,697	2,857
Less: Accumulated amortization		1,363	821

Amortizable intangible assets – net		$14,334	$2,036

During 2007, the Company’s Wine segment acquired finite-lived intangible assets of $12.8 million in connection with the acquisition of Stag’s Leap Wine Cellars (see Note 22, “Other Matters,” for additional information). In 2006, the Company’s Wine segment acquired finite-lived intangible assets of $1 million in connection with the acquisition of Erath. There were no impairment charges recorded relating to finite-lived intangible assets during 2007 or 2006. During 2005, the Company recorded an impairment charge of approximately $0.9 million related to certain seed technology-related intangible assets at the Smokeless Tobacco segment’s Rickard Seeds subsidiary, which is reflected in SA&A expenses in the Consolidated Statement of Operations.

Amortization expense related to intangible assets was $0.5 million, $0.2 million and $0.1 million for 2007, 2006 and 2005, respectively. Amortization expense for each of the next five years is projected as follows:

	2008	2009	2010	2011	2012

Amortization Expense	$1,104	$1,046	$1,012	$925	$913

8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2007 and 2006 consisted of the following:

	December 31
	2007	2006

Trade accounts payable	$87,856	$93,729
Employee compensation and benefits	73,402	73,742
Interest payable on debt	20,175	19,669
Smokeless tobacco settlement-related charges	22,564	20,433
Returned goods accrual	18,273	17,631
Restructuring(1)	1,721	4,593
Book cash overdrafts	26,536	-
Treasury stock purchased, not yet settled	26,655	2,420
Other accrued expenses	47,632	36,037

	$324,814	$268,254

(1) For additional information regarding restructuring activities see Note 20, “Restructuring.”

9 – BORROWING ARRANGEMENTS

Long-term debt consisted of the following:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	December 31,
	2007		2006
	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)

7.25% Senior notes, due June 1, 2009	$240,000	$245,600	$240,000	$248,400
6.625% Senior notes, due July 15, 2012	600,000	640,900	600,000	633,000
Revolving credit facility borrowings (2)	250,000	250,000	-	-

	$1,090,000	$1,136,500	$840,000	$881,400

(1)  The fair value of the Company’s long-term debt is estimated based upon the application of current interest rates offered for debt with similar terms and maturities.

(2) The weighted-average interest rate on borrowings outstanding at December 31, 2007 was 5.44 percent. These borrowings are classified as long-term, as the Company has both the intent and ability to refinance such borrowings on a long-term basis.

Short-term Credit Agreement

On December 19, 2007, the Company entered into a $200 million six-month credit agreement (the “Credit Agreement”) which provides the Company with the ability to borrow up to an aggregate amount of $200 million in as many as four separate term loans at any time prior to April 30, 2008. Borrowings under the Credit Agreement will be used for general corporate purposes, including to fund a portion of the Company’s ongoing repurchases of its common stock under its share repurchase program. In the event that the Company receives proceeds from a borrowing arrangement other than the Credit Agreement, except for proceeds received in connection with borrowings under the Company’s five-year revolving credit facility (up to the current capacity of $300 million – see Revolving Credit Facility section below), such proceeds must first be used to repay any amounts outstanding under the Credit Agreement. The Company did not have any borrowings under the Credit Agreement at December 31, 2007. During the first quarter of 2008, the Company borrowed funds under the Credit Agreement, with borrowings of $100 million outstanding at February 13, 2008.

The Credit Agreement contains customary representations and warranties, as well as customary negative and affirmative covenants, all of which are substantially similar to those included in the Company’s five-year revolving credit facility. The commitment fee payable on the unused portion of the Credit Agreement is determined based on an interest rate, within a range of rates, dependent upon the Company’s senior unsecured debt rating. The commitment fee currently payable is 0.05 percent per annum. In addition, on April 30, 2008, the Company will pay a fee to each lender equal to 0.075 percent of each lender’s commitment on such date, unless the Credit Agreement is terminated and any borrowings are repaid before such time.

Revolving Credit Facility

On June 29, 2007, the Company entered into a $300 million, five-year revolving credit facility (the “Credit Facility”) which will primarily be used for general corporate purposes, including the support of commercial paper borrowings. The Company may elect to increase its borrowing capacity under the Credit Facility to $500 million subject to certain terms. The Credit Facility replaces the Company’s previous $300 million, three-year revolving credit facility which was terminated on June 29, 2007. At December 31, 2007, the Company had borrowings of $250 million outstanding under the Credit Facility. These borrowings are classified as long-term, as the Company has both the intent and ability to refinance such borrowings on a long-term basis.

Costs of approximately $0.3 million associated with the establishment of the Credit Facility were capitalized in 2007 and are being amortized over the applicable term. Approximately $31 thousand of these costs were recognized during 2007. The Credit Facility requires the maintenance of a fixed charge coverage ratio, the payment of commitment and administrative fees and includes affirmative and negative covenants customary to facilities of this type. The commitment fee payable on the unused portion of the Credit Facility is determined based on an interest rate, within a range of rates, dependent upon the Company’s senior unsecured debt rating. The commitment fee currently payable is 0.05 percent per annum. Commitment fees of $0.1 million were recognized for the year ended December 31, 2007. As of December 31, 2007, the Company was in compliance with all covenants under the terms of the Credit Facility. Capitalized origination costs associated with the Company’s previous credit facility of approximately $0.2 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

were recognized during 2007 and $0.3 million were recognized during each of 2006 and 2005. In addition, commitment fees incurred for the previous credit facility approximated $0.2 million in 2007, and $0.5 million in each of 2006 and 2005.

Senior Notes

In July 2002, the Company issued $600 million aggregate principal amount of 6.625 percent senior notes at a price of 99.53 percent of the principal amount. These notes mature on July 15, 2012, with interest payable semiannually. Approximately $4.8 million of the costs associated with the issuance of the notes were capitalized and are being amortized over the term of the notes. Approximately $0.5 million of these costs have been recognized in each of the three years ended December 31, 2007, 2006 and 2005.

In May 1999, the Company issued $240 million aggregate principal amount of senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, which bears interest at the three-month LIBOR plus 90 basis points. These notes mature on June 1, 2009, with interest payable semiannually and quarterly on the fixed and floating rate notes, respectively. To hedge the interest rate risk on the $40 million floating rate debt, the Company executed an interest rate swap, effectively fixing the rate at 7.25 percent (see Note 10, “Derivative Instruments and Hedging Activities”).

10 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company monitors and manages risk associated with changes in interest rates and foreign currency exchange rates. The purpose of the Company’s risk management policy is to maintain the Company’s financial flexibility by reducing or transferring risk exposure at appropriate costs. The Company does so, from time to time, by entering into derivative financial instruments to hedge against exposure to these risks. The Company has implemented risk management controls and limits to monitor its risk position and ensure that hedging performance is in line with Company objectives.

The Company’s risk management policy does not permit the use of complex multifaceted derivative instruments or compound derivative instruments without the approval of the Board of Directors. In addition, the policy does not permit the use of leveraged financial instruments. The Company does not use derivatives for trading or speculative purposes. The Company mitigates the risk of nonperformance by a counterparty by using only major reputable financial institutions with investment grade credit ratings.

All derivatives are recognized as either assets or liabilities in the Consolidated Statement of Financial Position with measurement at fair value, and changes in the fair values of derivative instruments are reported in either net earnings or other comprehensive income depending on the designated use of the derivative and whether it meets the criteria for hedge accounting. The fair value of each of these instruments reflects the net amount required to settle the position. The accounting for gains and losses associated with changes in the fair value of derivatives and the related effects on the consolidated financial statements is subject to their hedge designation and whether they meet effectiveness standards.

The Company has hedged against the variability of forecasted interest payments attributable to changes in interest rates through the date of an anticipated debt issuance in 2009 via a forward starting interest rate swap. The forward starting interest rate swap, which has been designated as an effective cash flow hedge, has a notional amount of $100 million and the terms call for the Company to receive interest quarterly at a variable rate equal to the London InterBank Offered Rate (“LIBOR”) and to pay interest semi-annually at a fixed rate of 5.715 percent. In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), the Company uses the Hypothetical Derivative Method to measure hedge effectiveness. The Company expects that the forward starting swap will continue to be perfectly effective in offsetting the variability in the forecasted interest rate payments, as the critical terms of the forward starting swap exactly match the critical terms of the expected debt issuance. The fair value of the forward starting interest rate swap at December 31, 2007 and 2006 was a net liability of $6.1 million and $3.1 million, respectively, based on dealer quotes, considering current market rates, and was included in “other liabilities” on the Consolidated Statement of Financial Position. Accumulated other comprehensive loss at December 31, 2007 and 2006 included the accumulated loss on this cash flow hedge (net of taxes) of $4 million and $2 million, respectively. This reflects $2 million (net of taxes) of other comprehensive loss recognized for each of the years ended December 31, 2007 and 2006, respectively, in connection with the change in fair value of the swap.

The Company has hedged the interest rate risk on its $40 million aggregate principal amount of floating rate senior notes with a ten-year interest rate swap having a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. This interest rate swap has been designated as an effective cash flow hedge, whereby changes in the cash flows from the swap perfectly offset the changes in the cash flows associated with the floating rate of interest on the $40 million debt principal (see Note 9, “Borrowing Arrangements”). The fair value of the swap at December 31, 2007 and 2006 was a net liability of $1.4 million and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

$1.1 million, respectively, based on dealer quotes, considering current market rates, and was included in “other liabilities” on the Consolidated Statement of Financial Position. Accumulated other comprehensive loss at December 31, 2007 and 2006 included the accumulated loss on the cash flow hedge (net of taxes) of $0.9 million and $0.7 million, respectively. This reflects $0.2 million (net of taxes) of other comprehensive loss and $0.5 million (net of taxes) of other comprehensive income recognized for the years ended December 31, 2007 and 2006, respectively, in connection with the change in fair value of the swap.

During 2007 and 2006, the Company entered into foreign currency forward contracts, designated as effective cash flow hedges, in order to hedge the risk of variability in cash flows associated with foreign currency payments required in connection with forecasted transactions and firm commitments to purchase oak barrels for its wine operations and certain equipment for its tobacco operations. At December 31, 2007 and 2006, there were no foreign currency forward contracts outstanding, as all contracts were settled during 2007 and 2006, respectively. The amounts recognized upon settlement of these contracts was not material.

Other derivative contracts at December 31, 2007 and 2006 included forward contracts to purchase leaf tobacco for use in manufacturing smokeless tobacco products and grapes and bulk wine for use in wine production. These forward contracts meet the normal purchases exception, exempting them from the accounting and reporting requirements under SFAS No. 133.

11 – CAPITAL STOCK

The Company has two classes of capital stock: preferred stock, with a par value of $.10 per share, and common stock, with a par value of $.50 per share. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares. There have been no shares of the Company’s preferred stock issued. Events causing changes in the issued and outstanding shares of common stock are described in the Consolidated Statement of Changes in Stockholders’ (Deficit) Equity.

Common stock issued at December 31, 2007 and 2006 was 211,269,622 shares and 209,912,510 shares, respectively. Treasury shares held at December 31, 2007 and 2006 were 60,332,966 shares and 49,319,673 shares, respectively.

The Company repurchased a total of 11 million and 4.3 million shares during 2007 and 2006, respectively, at a cost of $597.7 million and $200 million, respectively. The shares repurchased during 2007 and 2006 were made pursuant to the Company’s authorized program, approved in December 2004 by the Company’s Board of Directors, to repurchase up to 20 million shares of its outstanding common stock. Through December 31, 2007, approximately 18.1 million shares have been repurchased at a cost of approximately $914.7 million under this program. In December 2007, the Company’s Board of Directors authorized a new program to repurchase up to 20 million shares of the Company’s outstanding common stock. Repurchases under this new program will commence when repurchases under the existing program have been completed, which is expected to be during the first quarter of 2008.

During May 2005, in connection with the establishment of the UST Inc. 2005 Long Term Incentive Plan (“2005 LTIP”), which was approved by stockholders at the Company’s Annual Meeting on May 3, 2005, 6.3 million shares of the Company’s treasury stock were retired.

12 – SHARE-BASED COMPENSATION

The Company accounts for share-based payments in accordance with the provisions of SFAS No. 123(R), which it adopted on January 1, 2006. SFAS No. 123(R) requires all share-based payments issued to acquire goods or services, including grants of employee stock options, to be recognized in the statement of operations based on their fair values, net of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma disclosure required under SFAS No. 123, for the periods prior to adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period. For shares subject to graded vesting, the Company’s policy is to apply the straight-line method in recognizing compensation expense.

Prior to adoption of SFAS No. 123(R), the Company accounted for share-based compensation awards to employees and non-employee directors in accordance with the intrinsic value-based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), as permitted under SFAS No. 123. Under the intrinsic value-based method, no share-based compensation expense was reflected in net earnings as a result of stock option grants, as all options granted under these plans had an exercise price equal to the fair value of the underlying common stock on the date of grant. Compensation expense was recognized in net earnings during the year ended December 31, 2005, as a result of restricted stock granted to employees and non-employee directors and restricted stock units granted to employees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation expense, or the pro forma compensation expense that would have been recognized under SFAS No. 123 in the case of share-based awards granted prior to January 1, 2006, to be reported as a financing cash inflow, rather than as an operating cash inflow. This requirement reduces net operating cash flows and increases net financing cash flows. Total cash flows do not differ from what would have been reported under prior accounting guidance. Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows on its Consolidated Statement of Cash Flows.

As the Company did not account for share-based compensation awards under the fair value method prior to January 1, 2006, the following table illustrates the effect of applying the fair value method on net earnings and net earnings per share for the year ended December 31, 2005 as prescribed in SFAS No. 123:

2005

Net earnings:
As reported	$534,268
Add: Total share-based employee compensation expense included in reported net income, net of related tax effect	3,884
Less: Total share-based employee compensation expense determined under the fair value method for all awards, net of related tax effect	(8,948)

Pro forma	$529,204

Basic earnings per share:
As reported	$3.26
Pro forma	$3.23
Diluted earnings per share:
As reported	$3.23
Pro forma	$3.20

The following table provides a breakdown by line item of the pre-tax share-based compensation expense recognized in the Consolidated Statement of Operations for the three years ended December 31, 2007, 2006 and 2005, respectively, as well as the related income tax benefit and amounts capitalized as a component of inventory for each period.

	Year Ended December 31,
	2007	2006	2005

Selling, advertising and administrative expense (1)	$11,161	$9,440	$5,976
Cost of products sold	525	486	-
Restructuring charges (2)	98	477	-

Total pre-tax share-based compensation expense	$11,784	$10,403	$5,976

Income tax benefit	$4,287	$3,774	$2,092
Capitalized as inventory	$113	$115	$-

(1)  2007 includes accelerated vesting charges of $1.3 million recorded in connection with an executive officer’s separation from service.

(2) Represents share-based compensation expense recognized in connection with one-time termination benefits provided to employees affected by the Company’s cost-reduction initiative called “Project Momentum.” See Note 20 – “Restructuring” for additional information regarding Project Momentum.

The Company maintains the following five equity compensation plans – (1) the UST Inc. 2005 Long Term Incentive Plan (“2005 LTIP”), (2) the UST Inc. Amended and Restated Stock Incentive Plan, (3) the UST Inc. 1992 Stock Option Plan, (4) the Nonemployee Directors’ Stock Option Plan, and (5) the Nonemployee Directors’ Restricted Stock Award Plan. In May 2005, the Company authorized that 10 million shares of its common stock be reserved for issuance under the 2005 LTIP, which was approved by stockholders at the Company’s Annual Meeting on May 3, 2005. Subsequent to that date, all share-based awards were issued from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

the 2005 LTIP, as the UST Inc. Amended and Restated Stock Incentive Plan, the Nonemployee Directors’ Stock Option Plan and the Nonemployee Directors’ Restricted Stock Award Plan are considered to be inactive. Forfeitures of share-based awards granted from these inactive plans are transferred into the 2005 LTIP as they occur, and are considered available for future issuance under the 2005 LTIP. Share-based awards are generally in the form of common shares, stock options, restricted stock or restricted stock units.

Share-based awards granted under the 2005 LTIP vest over a period determined by the Compensation Committee of the Board of Directors (“Compensation Committee”) and in the case of stock option awards, may be exercised up to a maximum of ten years from the date of grant. Under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan, share-based awards vest, in ratable installments or otherwise, over a period of one to five years from the date of grant and, in the case of stock option awards, may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors’ Stock Option Plan, options first become exercisable six months from the date of grant and may be exercised up to a maximum of ten years from the date of grant. In certain instances, awards of restricted stock are subject to performance conditions related to the Company’s dividend payout ratio and/or earnings per share, which impact the number of shares of restricted stock that will ultimately vest. For restricted stock awards subject to performance conditions, the SFAS No. 123(R) grant date is the earliest date at which all of the following have occurred, (1) the Compensation Committee has authorized the award, (2) the Compensation Committee has established the performance goals that will be used to measure actual performance, including the applicable periods over which performance will be measured, and (3) the Company and the employee have a mutual understanding of the key terms and conditions of the award. The Company recognizes compensation expense for awards subject to performance conditions based on the estimated number of shares of restricted stock that are expected to ultimately vest, and adjusts this estimate, as necessary, based on actual performance. Upon the exercise of stock options or vesting of restricted stock units, the Company issues new shares of common stock from the shares reserved for issuance under its equity compensation plans.

Stock Options

On December 8, 2005, the Board of Directors of the Company, upon the recommendation of its Compensation Committee, approved the acceleration of vesting of all outstanding, unvested stock options previously awarded to the Company’s employees and officers, including executive officers, under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan. As a result of the acceleration, stock options to acquire approximately 1.1 million shares of the Company’s common stock became exercisable on December 31, 2005. In order to prevent unintended personal benefits to the Company’s officers, the accelerated vesting was conditioned on such officers entering into amendments to their original option award agreements providing that such officers will not, subject to limited exceptions, sell, transfer, assign, pledge or otherwise dispose of any shares acquired upon exercising the accelerated portion of the options before the earlier of the date on which that portion of options would have otherwise vested under the original terms of the applicable option agreements or separation from service. All other terms related to these stock options were not affected by this acceleration. As a result of the acceleration of these options, the Company was not required to recognize pre-tax incremental compensation expense in its Consolidated Statements of Operations associated with these options of approximately $3 million in 2006 and $0.5 million in 2007.

The following table presents a summary of the Company’s stock option activity and related information for the year ended December 31, 2007 (options in thousands):

	Year Ended December 31, 2007
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2007	4,914.0	$33.25
Granted	60.0	$53.60
Exercised	(1,259.8)	$31.52
Forfeited	(7.7)	$33.25
Expired	(7.3)	$30.44

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Outstanding at December 31, 2007	3,699.2	$34.17	4.60 years	$76.3 million

Exercisable at December 31, 2007	3,439.2	$32.93	4.28 years	$75.2 million

The fair value of each option grant was estimated on the date of grant using the Black-Scholes-Merton option pricing model, which incorporates various assumptions including expected volatility, expected dividend yield, expected life and applicable interest rates. The expected volatility is based upon the historical volatility of the Company’s common stock over the most recent period commensurate with the expected life of the applicable stock options, adjusted for the impact of unusual fluctuations not reasonably expected to recur. The expected life of stock options is estimated based upon historical exercise data for previously awarded options, taking into consideration the vesting period and contractual lives of the applicable options. The expected dividend yield is derived from analysis of historical dividend rates, anticipated dividend rate increases and the estimated price of the Company’s common stock over the estimated option life. The risk-free rate is based upon the interest rate on U.S. Treasury securities with maturities that best correspond with the expected life of the applicable stock options.

The following provides a summary of the weighted-average assumptions used in valuing stock options granted during the years ended December 31:

	2007	2006	2005

Expected dividend yield	4.0%	4.4%	4.9%
Risk-free interest rate	4.1%	4.6%	4.5%
Expected volatility	20.0%	20.2%	24.2%
Expected life of the option	6.5 years	6.5 years	7.3 years

The following table provides additional information regarding the Company’s stock options for the years ended December 31:

	2007	2006	2005

Weighted-average grant date fair value per option	$8.41	$8.35	$6.86
Total intrinsic value of options exercised	$31,313	$38,239	$43,234
Tax benefit realized for deduction from stock option exercises	$11,766	$14,215	$15,860
Cash received from option exercises	$37,855	$68,214	$69,375

Receivables from the exercise of stock options in the amount of $5.5 million in 2007, $6.9 million in 2006 and $8.3 million in 2005 have been deducted from stockholders’ equity.

Restricted Stock/Restricted Stock Units/Common Stock

A summary of the status of restricted stock and restricted stock units as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Restricted Stock		Restricted Stock Units

	Number of Shares	Weighted-average grant-date fair value per share	Number of Shares	Weighted-average grant-date fair value per share

Nonvested at January 1, 2007	460,438	$41.17	230,475	$41.23

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Granted	126,300	$59.83	36,749	$56.33
Forfeited	(25,399)	$55.12	(13,916)	$42.96
Vested	(174,699)	$44.19	(30,860)	$39.39

Nonvested at December 31, 2007	386,640	$46.56	222,448	$43.87

In addition to the table above, in May 2007 and August 2007, the Company awarded 106,900 restricted shares and 9,425 restricted shares, respectively, for which performance targets had not been established as of December 31, 2007. In accordance with SFAS No. 123(R), a grant date, for purposes of measuring compensation expense, cannot occur until the performance measures are established, as that is when both the Company and the award recipients would have a mutual understanding of the key terms and conditions of the award. During 2007, 4,000 of such performance-based restricted shares were forfeited leaving a total of 112,325 performance-based restricted shares for which performance targets had not been established at December 31, 2007. During 2007, due to the achievement of performance goals, a total of 358 shares vested in addition to the amount shown in the table above.

Of the 386,640 shares of restricted stock above, 254,400 shares are subject to certain performance conditions related to the Company’s dividend payout ratio and/or earnings per share. The weighted-average grant date fair values of restricted stock granted during the years ended December 31, 2006 and 2005 were $50.14 and $38.67, respectively. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $9.8 million, $1.6 million and $0.3 million, respectively.

During the years ended December 31, 2007 and 2006, 19,857 and 25,884 shares of common stock, respectively, were awarded outright to non-employee directors as compensation for their annual retainer and meeting attendance. As a result of these awards, $1.1 million and $1.2 million of compensation expense was recognized in 2007 and 2006, respectively.

As of December 31, 2007, there is $9.7 million and $4.3 million of total unrecognized pre-tax compensation expense, net of estimated forfeitures, related to nonvested restricted stock and restricted stock units, respectively, granted under the Company’s incentive plans. This cost is expected to be recognized over a weighted-average period of 1.7 years and 1.4 years for restricted stock and restricted stock units, respectively.

13 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments, the change in the fair value of derivatives designated as effective cash flow hedges, and changes in deferred components of net periodic pension and other postretirement benefit costs. Prior to the adoption of SFAS No. 158, which the Company adopted on December 31, 2006, comprehensive income also included minimum pension liability adjustments.

	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Defined Benefit Pension and Other Postretirement Benefit Plans Adjustment	Fair Value of Derivative Instruments Adjustment	Total Accumulated Other Comprehensive (Loss) Income

Balance at December 31, 2004	$(1,050)	$(15,978)	$-	$(2,883)	$(19,911)
Net change for the year	1,161	(452)	-	1,400	2,109

Balance at December 31, 2005	111	(16,430)	-	(1,483)	(17,802)
Net change for the year	639	924	-	(1,417)	146

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Impact of adoption of SFAS No. 158	-	15,506	(54,721)	-	(39,215)

Balance at December 31, 2006	750	-	(54,721)	(2,900)	(56,871)
Net change for the year	1,750	-	12,143	(2,105)	11,788

Balance at December 31, 2007	$2,500	$-	$(42,578)	$(5,005)	$(45,083)

The net change for the years ended December 31, 2007, 2006 and 2005, respectively, for the following components of accumulated other comprehensive loss, is reflected net of tax (expense) benefit of:

	2007	2006	2005

Foreign currency translation adjustment	$(942)	$(344)	$(625)
Minimum pension liability adjustment	-	(498)	244
Adjustment to initially apply SFAS No. 158	-	21,116	-
Defined benefit pension and other postretirement benefit plans adjustment	(6,538)	-	-
Fair value of derivative instruments adjustment	1,133	763	(754)

	$(6,347)	$21,037	$(1,135)

14 – EMPLOYEE BENEFIT AND COMPENSATION PLANS

The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company’s funded plan for salaried employees provides pension benefits based on an individual participant’s highest three-year average compensation. All other funded plans base benefits on an individual participant’s compensation in each year of employment. The Company’s funding policy for its funded plans is to contribute an amount sufficient to meet or exceed Employee Retirement Income Security Act of 1974 (ERISA) minimum requirements, as amended by the Pension Protection Act of 2006. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

The Company and certain of its subsidiaries also maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory.

The Company accounts for its defined benefit pension and other postretirement benefit plans in accordance with the provisions of SFAS No. 158, which it adopted on December 31, 2006. SFAS No. 158 requires companies to recognize the funded status of defined benefit pension and other postretirement benefit plans (measured as the difference between the fair value of plan assets and the benefit obligation for each plan) as an asset or liability in its statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Under SFAS No. 158, actuarial gains and losses that arise during a period and are not recognized as net periodic benefit cost are recognized as a component of other comprehensive income. Actuarial gains and losses, prior service costs or credits and any remaining transition assets recognized within accumulated other comprehensive income are amortized as a component of future net periodic benefit cost.

The Company uses a December 31 measurement date for all of its plans. The following table represents a reconciliation of the plans at December 31, 2007 and 2006, respectively:

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Pension Plans		Postretirement Benefits Other than Pensions
	2007	2006	2007	2006

Change in Benefit Obligation
Benefit obligation at beginning of year	$555,143	$534,704	$92,590	$84,984
Service cost	18,914	18,940	4,423	5,346
Interest cost	33,086	30,436	4,858	4,928
Plan participants’ contributions	-	-	484	393
Plan amendments	20	202	(5,498)	(774)
Plan curtailment	(552)	(4,607)	-	2,290
Actuarial gain	(10,896)	(6,008)	(4,814)	(2,216)
Special termination benefits	1,974	4,035	-	2,576
Benefits paid	(25,959)	(22,559)	(4,626)	(4,937)

Benefit obligation at end of year	$571,730	$555,143	$87,417	$92,590

Change in Plan Assets
Fair value of plan assets at beginning of year	$406,837	$370,036	$-	$-
Actual return on plan assets	27,328	54,020	-	-
Employer contributions	7,472	6,343	-	-
Benefits paid	(25,959)	(22,559)	-	-
Administrative expenses	(987)	(1,003)	-	-

Fair value of plan assets at end of year	$414,691	$406,837	$-	$-

Funded Status at end of year	$(157,039)	$(148,306)	$(87,417)	$(92,590)

Amounts Recognized in the Consolidated Statement of Financial Position
Noncurrent assets	$788	$1,138	$-	$-
Current liabilities	(7,509)	(7,020)	(5,749)	(6,177)
Noncurrent liabilities	(150,318)	(142,424)	(81,668)	(86,413)

Net amount recognized	$(157,039)	$(148,306)	$(87,417)	$(92,590)

Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$68,734	$81,682	$14,876	$20,113
Prior service cost (credit)	157	213	(18,263)	(17,813)
Unrecognized transition asset	-	(9)	-	-

Total, before taxes	$68,891	$81,886	$(3,387)	$2,300

The estimated amounts that will be amortized from accumulated other comprehensive loss as a component of net periodic benefit cost in 2008 is as follows:

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Pension Plans	Postretirement Benefits Other than Pensions

Net actuarial loss	$2,138	$681
Prior service cost (credit)	90	(4,167)

	$2,228	$(3,486)

Assumptions

	Pension Plans		Postretirement Benefits Other than Pensions
	2007	2006	2007	2006

The weighted-average assumptions used to determine benefit obligations
Discount rate	6.25%	6.00%	6.00%	6.00%
Rate of compensation increase	4.80%	4.80%	-	-
The weighted-average assumptions used to determine net periodic benefit cost
Discount rate	6.00%	5.75%	6.00%	5.75%
Expected return on plan assets	7.50%	7.50%	-	-
Rate of compensation increase	4.80%	4.80%	-	-

The rate of increase in per capita costs of covered health care benefits is assumed to be 9 percent for 2008 and is assumed to decrease gradually to 5 percent by the year 2016 and remain at that level thereafter.

Net periodic benefit cost for the years ended December 31, 2007, 2006 and 2005, respectively, includes the following components:

	Pension Plans			Postretirement Benefits Other than Pensions
	2007	2006	2005	2007	2006	2005

Service cost	$18,914	$18,940	$18,332	$4,423	$5,346	$5,659
Interest cost	33,086	30,436	28,744	4,858	4,928	5,340
Expected return on plan assets	(28,726)	(26,136)	(25,100)	-	-	-
Amortization of unrecognized transition asset	(9)	(8)	(8)	-	-	-
Amortization of prior service cost (credit)	75	18	(1)	(5,150)	(5,456)	(3,153)
Recognized actuarial loss	3,885	6,388	5,620	335	1,406	1,120
Curtailment and special termination benefits	1,974	4,042	-	-	2,789	-

Net periodic benefit cost	$29,199	$33,680	$27,587	$4,466	$9,013	$8,966

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Other changes in plan assets and benefit obligations recognized in other comprehensive income in 2007 are as follows, before taxes:

	Pension Plans	Postretirement Benefits Other than Pensions

Net actuarial gain	$(9,064)	$(5,004)
Recognized actuarial loss	(3,885)	(335)
Prior service cost (credit)	20	(5,498)
Recognized prior service (cost) credit	(75)	5,150
Recognized transition asset	9	-

Total recognized in other comprehensive income	$(12,995)	$(5,687)

Net recognized in net periodic benefit cost and other comprehensive income	$16,204	$(1,221)

During 2007, the Company recorded a charge of approximately $2 million for special termination benefits related to its defined benefit pension plans in connection with an executive officer’s separation from service. During 2006, in connection with restructuring activities, the Company recorded special termination benefit charges of approximately $4 million related to its defined benefit pension plans and $2.8 million of net curtailment and special termination benefit charges related to its other postretirement benefits plans. These charges related to enhanced retirement benefits provided to qualified individuals impacted by the restructuring activities and are reported on the “restructuring charges” line in the Consolidated Statement of Operations (see Note 20, “Restructuring”). The $2.8 million net curtailment and special termination benefit charge recognized in 2006 for the Company’s other postretirement benefits plans is comprised of a $2.6 million special termination benefit charge and a $2.3 million curtailment charge, partially offset by a $2.1 million benefit for acceleration of a prior service credit applicable to employees terminated under the restructuring activities.

A plan’s projected benefit obligation (PBO) represents the present value of the pension obligation assuming salary increases. A plan’s accumulated benefit obligation (ABO) represents this obligation based upon current salary levels.

The ABO, PBO and fair value of plan assets for all funded and unfunded plans as of December 31 are as follows:

	2007		2006
	Plans in Which Assets Exceed Accumulated Benefits	Plans in Which Accumulated Benefits Exceed Assets	Plans in Which Assets Exceed Accumulated Benefits	Plans in Which Accumulated Benefits Exceed Assets

Accumulated benefit obligation	$309,019	$196,485	$295,068	$192,427
Projected benefit obligation	366,250	205,480	352,618	202,525
Fair value of plan assets	324,606	90,086	316,709	90,128

The accumulated benefit obligation for all defined benefit pension plans was $505.5 million and $487.5 million at December 31, 2007 and 2006, respectively. The Company’s unfunded plans, maintained to provide additional benefits for certain employees, accounted for $100.7 million and $108.3 million of the ABO and PBO, respectively, at December 31, 2007.

The assumed health care cost trend rates have a significant effect on the amounts reported for the welfare benefit plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 2007 by approximately $5.2 million and increased the service and interest cost components of expense by approximately $0.5 million. A one-percentage point decrease in the assumed health care cost trend rate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

would have reduced the accumulated postretirement benefit obligation at December 31, 2007 by approximately $4.6 million and reduced the service and interest components of expense by approximately $0.4 million.

Plan assets of the Company’s pension plans include marketable equity securities as well as corporate and government debt securities. At December 31, 2007 and 2006, the fund did not hold any shares of the Company’s common stock, as the fund sold its remaining 0.4 million shares of such stock in August 2006. Dividends paid on shares of the Company’s common stock held by the fund were $0.5 million in 2006.

Weighted-Average Asset Allocations by Asset Category

Asset Category	Target Allocation	Pension Plans – Allocation of Plan Assets at December 31
		2007	2006

Equity securities	55-70%	71%	68%
Debt securities	25-40%	29%	32%
Other	0-5%	0%	0%

		100%	100%

The Company believes that in 2008 and beyond, its pension investments will earn a nominal return of 7.5 percent over the long term. The Company bases this belief upon the results of analyses that it has made of the asset categories in which it has pension investments and their weight in the overall pension investment portfolio. The primary analysis conducted by the Company estimates the expected long-term rate of return from a review of historical returns, using the longest return data available for each asset class. Minor modifications to the long-term return data are made to reflect reversion to the mean for equity securities, and to the current yield curve for fixed-income investments.

The overall objective of the Company’s pension investment program is to achieve a rate of return on plan assets that, over the long term, will fund retirement liabilities and provide for required plan benefits in a manner that satisfies the fiduciary requirements of ERISA. The Company believes that over the long-term, asset allocation is the key determinant of the returns generated by the plan and the associated volatility of returns. In determining its investment strategies for plan assets, the Company considers a number of specific factors that may affect its allocation of investments in different asset categories. The Company monitors these variables and plan performance within targeted asset allocation ranges, and may periodically reallocate assets consistent with its long-term objectives to reflect changing conditions.

During 2006, an outside consultant completed an asset liability management study for the Company’s funded ERISA retirement plans. The results of that study indicated that the efficiency of the Company’s investment portfolio could be improved by a minor reallocation of plan assets. Therefore, the portfolio’s targeted allocation to fixed-income investments was increased from 30 percent to 35 percent, with a corresponding reduction in the targeted allocation to equity investments from 70 percent to 65 percent. The Company expects that this allocation target will be generally maintained subject to a corridor of five percentage points. No plan assets are currently invested in other asset classes. However, the Company periodically assesses the appropriateness of other asset classes for the plan and could decide to make a limited investment in other asset classes in the future.

Cash Flows

During 2007 and 2006, the Company made contributions of $7.5 million and $6 million, respectively, to its non-qualified defined benefit pension plans. The Company expects to contribute $7.7 million to its non-qualified defined benefit pension plans in 2008.

During 2006, the Company made a discretionary contribution of $0.4 million to its qualified defined benefit pension plans. Under the minimum funding requirements of ERISA, as amended by the Pension Protection Act of 2006, the Company was not required to make a contribution to its qualified defined benefit pension plans, nor did it make a discretionary contribution in 2007.

The following table illustrates estimated future benefit payments to be made in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter for the Company’s defined benefit pension plans and postretirement welfare benefit plans.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

These results have been calculated using the same assumptions used to measure the Company’s respective benefit obligations and are based upon expected future service.

	2008	2009	2010	2011	2012	2013 - 2017

Pension plans	$28,728	$30,137	$31,319	$32,333	$33,793	$190,859
Postretirement benefits other than pensions	$5,919	$6,166	$6,428	$6,632	$6,740	$34,523

Additional Information

In the fourth quarter of 2007, the Company amended its retiree health and welfare plans to limit the annual increase in costs subsidized by the Company to the annual percentage increase in the consumer price index. The impact of this amendment, which was effective beginning January 1, 2008, was recognized in the fourth quarter of 2007 and is included in the “Plan amendments” line item in the Change in Benefit Obligation table presented in this note. This amendment did not have a material impact on the calculation of Company’s 2007 net periodic benefit cost.

Beginning on January 1, 2006, as a result of a 2005 plan amendment, the Company’s welfare benefit plans no longer include prescription drug coverage for substantially all Medicare-eligible retirees or their Medicare-eligible spouses or dependents. The impact of this plan amendment was recognized in 2005. In accordance with FASB Staff Position No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 , this amendment to reduce coverage to levels that are no longer deemed actuarially equivalent did not impact the actuarial experience gain the Company had previously recognized in connection with the subsidy. However, the combined impact of the amendment and the effective elimination of the subsidy were reflected as a credit to prior service cost.

The Company sponsors a defined contribution plan (the “Employees’ Savings Plan”) covering substantially all of its employees. Employees are eligible to participate in the Employees’ Savings Plan from the commencement of their employment provided they are scheduled to work at least 1,000 hours per year. Company contributions are based upon participant contributions and begin upon completion of one year of service. The expense associated with Company contributions was $6.4 million, $6.5 million and $6.2 million in 2007, 2006 and 2005, respectively.

The Company has an Incentive Compensation Plan (“ICP”) which provides for bonus payments to designated employees based on stated percentages of earnings before income taxes as defined in the ICP. The ICP also allows for discretionary reductions to this calculated amount. Expenses under the ICP amounted to $41.4 million in 2007, $41.5 million in 2006 and $41.3 million in 2005.

15 – INCOME TAXES

The income tax provision (benefit) consists of the following:

	2007	2006	2005

Current:
Federal	$279,665	$276,967	$251,001
State and local	27,971	31,015	23,181

Total current	307,636	307,982	274,182

Deferred:
Federal	(14,582)	(12,049)	10,618
State and local	(290)	(4,873)	8,549

Total deferred	(14,872)	(16,922)	19,167

	$292,764	$291,060	$293,349

The tax provisions do not reflect $11.8 million, $14.2 million and $15.9 million for 2007, 2006 and 2005, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

The deferred tax provision (benefit) amounts do not reflect the tax effects resulting from changes in accumulated other comprehensive loss (see Note 13, “Accumulated Other Comprehensive Loss”).

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of deferred tax assets and liabilities as of December 31 are as follows:

	2007	2006

Deferred tax assets:
Postretirement benefits other than pensions	$31,683	$31,382
Accrued pension liabilities	53,937	52,240
Antitrust litigation	8,106	5,011
Other accrued liabilities	24,766	23,105
Net operating loss, tax credit and capital loss carryforwards	17,500	19,745
Inventory-related adjustments	3,011	-
All other, net	-	786

	139,003	132,269
Valuation allowance	13,283	15,915

Total deferred tax assets	125,720	116,354

Deferred tax liabilities:
Depreciation	61,365	67,610
Prepaid pension asset	241	802
Capitalized debt costs	215	74
Inventory-related adjustments	-	10,259
All other, net	1,190	-

Total deferred tax liabilities	63,011	78,745

Net deferred tax assets	$(62,709)	$(37,609)

Of the total $62.7 million and $37.6 million of net deferred tax assets recognized at December 31, 2007 and 2006, respectively, approximately $26.7 million and $11.4 million, respectively, is classified as current assets on the Consolidated Statement of Financial Position, with the remaining $36 million and $26.2 million, respectively, classified as non-current assets.

Pre-tax state net operating loss and tax credit carryforwards totaled $294.1 million and $356.3 million at December 31, 2007 and 2006, respectively. The valuation allowance was recorded to fully offset the tax benefit of certain state net operating loss carryforwards, due to uncertainty regarding their utilization. During 2007, the valuation allowance decreased $2.6 million due to the utilization of prior year operating losses to offset current year operating income. The net operating loss carryforwards, which are fully offset with a valuation allowance, expire through 2026. The Company expects to utilize remaining carryforwards, for which a valuation reserve has not been recorded, prior to their expiration between 2008 and 2022.

The Company recognizes tax benefits in accordance with the provisions of FIN 48, which it adopted as of January 1, 2007. Upon the adoption of FIN 48, the Company recognized a $16.4 million increase in the liability for unrecognized tax benefits of which $0.1 million was accounted for as a reduction to the opening balance of retained earnings and $16.3 million was accounted for as an adjustment to deferred taxes for amounts related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The total cumulative effect of the adoption of FIN 48, including the impact of additional accruals for interest and penalties, was a $2.8 million reduction to the opening balance of retained earnings. A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows:

Balance at January 1, 2007	$38,180
Additions based on tax position related to current year	3,073
Reductions based on tax position related to current year	-
Additions based on tax position related to prior year	111
Reductions based on tax position related to prior year	(402)
Settlements	(796)
Reductions resulting from lapse in statute of limitations	(1,001)

Balance at December 31, 2007	$39,165

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Of the total $39.2 million liability for unrecognized tax benefits as of December 31, 2007, approximately $0.9 million of this liability is included on the “income taxes receivable” line of the Consolidated Statement of Financial Position, net of applicable federal tax benefit. The remaining $38.3 million of this liability is reported on the “income taxes payable” line in the non-current liabilities section of the Consolidated Statement of Financial Position, net of applicable federal tax benefit.

The Company recognizes accruals of interest and penalties related to unrecognized tax benefits in income tax expense. During 2007 and 2006, the Company recognized approximately $3.7 million and $1.8 million, respectively, in interest and penalties. As of December 31, 2007 and 2006, the Company had a liability of approximately $10.7 million and $4.4 million, respectively, for the payment of interest and penalties. As of December 31, 2007, approximately $0.2 million of this liability is included on the “income taxes receivable” line of the Consolidated Statement of Financial Position, while the remaining $10.5 million is included on the “income taxes payable” line in the non-current liabilities section of the Consolidated Statement of Financial Position. As of December 31, 2006, the entire $4.4 million of this liability was included on the “income taxes payable” line in the current liabilities section of the Consolidated Statement of Financial Position.

The Company continually and regularly evaluates, assesses and adjusts its accruals for income taxes in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period. Of the total $39.2 million of unrecognized tax benefits as of December 31, 2007, approximately $21.2 million would impact the annual effective tax rate if such amounts were recognized. The remaining $18 million of unrecognized tax benefits at December 31, 2007 relate to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Based on information obtained to date, the Company believes it is reasonably possible that the total amount of unrecognized tax benefits could decrease by approximately $11.4 million within the next 12 months due to negotiated resolution payments, lapses in statutes of limitations and the resolution of various examinations in multiple state jurisdictions.

Differences between the Company’s effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

	2007	2006	2005

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal tax benefit	2.4	2.7	2.8
Manufacturing deduction	(1.8)	(1.0)	(1.0)
Reversals of income tax accruals	(0.2)	(0.6)	(2.2)
Other, net	0.6	0.6	0.8

	36.0%	36.7%	35.4%

The Company recorded reversals of income tax accruals of $1.3 million, $4.7 million and $18 million, net of federal income tax benefit, in 2007, 2006 and 2005, respectively.

The effective tax rate was favorably impacted by a deduction available for qualified domestic production activities, which was enacted by the American Jobs Creation Act of 2004, totaling approximately $15 million in 2007 and $8 million in 2006 and 2005, respectively.

At December 31, 2007 and 2006, the Company has not provided federal income taxes on earnings of approximately $3.2 million and $1.7 million, respectively, from its international subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income and foreign withholding taxes; however, the Company does not anticipate that these additional tax amounts would be material, primarily due to additional foreign tax credits that would be applied against such amounts.

16 – SEGMENT INFORMATION

The Company’s reportable segments are Smokeless Tobacco and Wine. Through its subsidiaries, the Company operates predominantly in the tobacco industry as a manufacturer and marketer of moist smokeless tobacco products and also produces, imports and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in All Other Operations. This caption is comprised of the Company’s international operations, which market moist smokeless tobacco products in

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

select markets, primarily Canada. The Company operates primarily in the United States. Foreign operations and export sales are not significant.

Smokeless Tobacco segment sales are principally made to a large number of wholesalers and several retail chain stores which are widely dispersed throughout the United States. Over the past three years, sales to one wholesale customer have averaged approximately 17.2 percent of annual Smokeless Tobacco segment gross sales.

Wine segment sales are principally made to wholesalers, which are located throughout the United States. Over the past three years, sales to two distributors have averaged approximately 48.3 percent of annual Wine segment gross sales.

Net sales and operating profit are reflected net of intersegment sales and profits. Operating profit is comprised of net sales less operating expenses and an allocation of corporate expenses.

The decrease in identifiable Corporate assets in 2007 was primarily due to a decrease in cash and cash equivalents as a result of the acquisition of Stag’s Leap Wine Cellars and repurchases of the Company’s stock under its stock repurchase program (see Note 22, “Other Matters” and Note 11, “Capital Stock,” respectively). The increase in identifiable assets of the Wine segment in 2007 was primarily due to the acquisition of Stag’s Leap Wine Cellars. The increase in identifiable assets in All Other operations in 2007 was primarily due to an increase in cash and cash equivalents, as the 2006 balance reflected a lower level of cash and cash equivalents due to the payment of a cash dividend from one of the Company’s foreign subsidiaries. Corporate capital expenditures and depreciation expense are net of amounts which have been allocated to each reportable segment and All Other Operations for purposes of reporting operating profit and identifiable assets. Interest, net and income taxes are not allocated and reported by segment, since they are excluded from the measure of segment performance reviewed by management.

	Year Ended December 31
	2007	2006	2005

Net Sales to Unaffiliated Customers
Smokeless Tobacco	$1,546,638	$1,522,686	$1,561,667
Wine(3)	354,001	282,403	248,342
All Other	50,140	45,822	41,876

Net sales	$1,950,779	$1,850,911	$1,851,885

Operating Profit(1)
Smokeless Tobacco(2)	$715,699	$805,130	$852,478
Wine(3)	59,883	44,080	37,764
All Other	17,860	15,952	14,338

Operating profit	793,442	865,162	904,580
Gain on sale of corporate headquarters building	105,143	-	-
Unallocated corporate expenses(1)	(44,948)	(30,351)	(26,385)
Interest, net	(40,600)	(41,785)	(50,578)

Earnings from continuing operations before income taxes	$813,037	$793,026	$827,617

Identifiable Assets at December 31
Smokeless Tobacco	$620,391	$587,490	$632,438
Wine(3)	745,967	527,310	494,320
All Other	15,288	10,126	31,283
Corporate	105,432	315,422	208,942

Total assets	$1,487,078	$1,440,348	$1,366,983

Capital Expenditures
Smokeless Tobacco	$57,643	$18,456	$76,825
Wine	29,536	17,547	12,207

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

All Other	363	93	193
Corporate	884	948	722

Capital expenditures	$88,426	$37,044	$89,947

Depreciation
Smokeless Tobacco	$28,355	$30,005	$31,302
Wine	15,802	13,840	13,103
All Other	161	194	175
Corporate	768	721	761

Depreciation	$45,086	$44,760	$45,341

(1) For 2007 and 2006, each reportable segment’s operating profit, as well as unallocated corporate expenses reflect the impact of restructuring charges, as applicable. See Note 20, “Restructuring,” for additional information.

(2) Smokeless Tobacco segment operating profit includes antitrust litigation charges of $137.1 million, $2.0 million and $11.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. See Note 21, “Contingencies,” for additional information.

(3) Amounts reported for the Wine segment reflect the 2007 acquisition of Stag’s Leap Wine Cellars. Wine segment net sales and operating profit include the results of Stag’s Leap Wine Cellars since the September 11, 2007 acquisition date. See Note 22, “Other Matters,” for additional information.

17 – INTEREST, NET

The components of net interest expense on the Company’s Consolidated Statement of Operations are as follows:

	2007	2006	2005

Interest expense on debt	$57,977	$57,484	$62,984
Interest income from cash equivalents	(16,670)	(15,363)	(10,558)
Capitalized interest	(707)	(336)	(1,848)

	$40,600	$41,785	$50,578

18 – NET EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share:

	2007	2006	2005

Numerator:
Earnings from continuing operations	$520,273	$501,966	$534,268
Income from discontinued operations, net	-	3,890	-

Net earnings	$520,273	$505,856	$534,268

Denominator:
Denominator for basic earnings per share - weighted-average shares	157,854	160,772	163,949
Dilutive effect of potential common shares	1,441	1,508	1,548

Denominator for diluted earnings per share	159,295	162,280	165,497

Net earnings per basic share:
Earnings from continuing operations	$3.30	$3.13	$3.26
Income from discontinued operations	-	0.02	-

Net earnings per basic share	$3.30	$3.15	$3.26

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Net earnings per diluted share:
Earnings from continuing operations	$3.27	$3.10	$3.23
Income from discontinued operations	-	0.02	-

Net earnings per diluted share	$3.27	$3.12	$3.23

Options to purchase approximately ten thousand and 0.6 million shares of common stock outstanding as of December 31, 2007 and 2005, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of Company common shares and, therefore, would be antidilutive. At December 31, 2006, all options outstanding were dilutive as their exercise prices were lower than the average market price of Company common shares.

19 – DISCONTINUED OPERATIONS

On June 18, 2004, the Company completed the transfer of its cigar operation to a smokeless tobacco competitor, in connection with the resolution of an antitrust action. This transfer was completed to satisfy the Company’s obligation under a litigation settlement, and therefore no cash consideration was received from the smokeless tobacco competitor. Prior to the transfer, the cigar operation had been included within All Other Operations for segment reporting purposes.

In 2006, the Company recognized $3.9 million of after-tax income from discontinued operations due to the reversal of an income tax contingency related to this transfer. This reversal resulted from a change in facts and circumstances, as the income tax consequences of the Company’s announced sale of its corporate headquarters in connection with Project Momentum eliminated the need for the contingency.

20 – RESTRUCTURING

During the third quarter of 2006, the Company announced and commenced implementation of a cost-reduction initiative called “Project Momentum.” This initiative was designed to create additional resources for growth via operational productivity and efficiency enhancements. The Company believes that such an effort is prudent as it will provide additional flexibility in the increasingly competitive smokeless tobacco category.

In connection with Project Momentum, restructuring charges of $10.8 million and $22 million were recognized for the years ended December 31, 2007 and 2006, respectively, and are reported on the “restructuring charges” line in the Consolidated Statement of Operations. These charges were incurred in connection with the formal plans undertaken by management and are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The recognition of certain restructuring charges involves the use of judgments and estimates regarding the nature, timing and amount of costs to be incurred under Project Momentum. While the Company believes that its estimates are appropriate and reasonable based upon the information available, actual results could differ from such estimates. The following table provides a summary of restructuring charges incurred for the year ended December 31, 2007, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, for each major type of cost associated with the initiative:

	Restructuring Charges Incurred for The Year Ended December 31, 2007	Cumulative Charges Incurred for The Year Ended December 31, 2007	Total Charges Expected to be Incurred(1)

One-time termination benefits	$3,184	$18,809	$19,700-$21,200
Contract termination costs	102	492	400-500
Other restructuring costs	7,518	13,500	13,400-13,800

Total	$10,804	$32,801	$33,500-$35,500

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(1) The total cost of one-time termination benefits expected to be incurred under Project Momentum reflects the initiative’s overall anticipated elimination of approximately 10 percent of the Company’s salaried, full-time positions across various functions and operations, primarily at the Company’s corporate headquarters, as well as a reduction in the number of hourly positions within the manufacturing operations. The majority of the total restructuring costs expected to be incurred were recognized in 2006, with the majority of the remainder recognized in 2007. The remaining anticipated costs are expected to be recognized in 2008. Total restructuring charges expected to be incurred currently represent the Company’s best estimates of the ranges of such charges, although there may be additional charges recognized as additional actions are identified and finalized.

One-time termination benefits relate to severance-related costs and outplacement services for employees terminated in connection with Project Momentum, as well as enhanced retirement benefits for qualified individuals. Contract termination costs primarily relate to the termination of operating leases in conjunction with the consolidation and relocation of facilities. Other restructuring costs are mainly comprised of other costs directly related to the implementation of Project Momentum, primarily professional fees, as well as asset impairment charges and costs incurred in connection with the relocation of the Company’s headquarters.

The following table provides a summary of restructuring charges incurred for the year ended December 31, 2007, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, by reportable segment:

	Restructuring Charges Incurred for The Year Ended December 31, 2007	Cumulative Charges Incurred for The Year Ended December 31, 2007	Total Charges Expected to be Incurred

Smokeless Tobacco	$8,230	$27,772	$28,400-$30,100
Wine	-	322	400-500
All Other Operations	838	989	1,000-1,100

Total – reportable segments	9,068	29,083	$29,800-$31,700
Corporate (unallocated)	1,736	3,718	3,700-3,800

Total	$10,804	$32,801	$33,500-$35,500

Accrued restructuring charges are included on the “accounts payable and accrued expenses” line in the Consolidated Statement of Financial Position. A reconciliation of the changes in the liability balance since January 1, 2007 is presented below:

	One-Time Termination Benefits	Contract Termination Costs	Other Restructuring Costs	Total

Balance as of January 1, 2007	$4,349	$192	$52	$4,593
Add: restructuring charges incurred	3,184	102	7,518	10,804
Less: payments	(5,794)	(216)	(6,857)	(12,867)
Less: reclassified liabilities (1)	(96)	-	(713)	(809)

Balance as of December 31, 2007	$1,643	$78	$-	$1,721

(1) Represents liabilities associated with restructuring charges that have been recorded within other line items on the Consolidated Statement of Financial Position at December 31, 2007. The amount reflected in the “One-Time Termination Benefits” column relates to share-based compensation, which is included in additional paid-in capital. The amount reflected in the “Other Restructuring Costs” column relates to asset impairment charges which were reclassified as reductions to the respective asset categories.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21 – CONTINGENCIES

The Company has been named in certain health care cost reimbursement/third-party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities. The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company’s current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

Smokeless Tobacco Litigation

The Company is named in certain actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are three individuals alleging use of the Company’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. These individuals also allege the use of other tobacco products.

The Company is named in an action in Florida by an individual plaintiff against various smokeless tobacco manufacturers including the Company for personal injuries, including cancer, oral lesions, leukoplakia, gum loss and other injuries allegedly resulting from the use of the Company’s smokeless tobacco products. The plaintiff also claims nicotine “addiction” and seeks unspecified compensatory damages and certain equitable and other relief, including, but not limited to, medical monitoring.

The Company has been named in an action in Connecticut brought by a plaintiff individually, as executrix and fiduciary of her deceased husband’s estate and on behalf of their minor children for injuries, including “squamous cell carcinoma of the tongue,” allegedly sustained by decedent as a result of his use of the Company’s smokeless tobacco products. The Complaint also alleges “addiction” to smokeless tobacco. The Complaint seeks compensatory and punitive damages in excess of $15 thousand and other relief.

The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company’s willingness to consider alternative solutions for resolving certain litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of such pending litigation will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the potential financial impact of these cases, the Company is not able to estimate with any certainty the amount of loss, if any, which would be associated with an adverse resolution.

Antitrust Litigation

Following a previous antitrust action brought against the Company by a competitor, Conwood Company L.P., the Company was named as a defendant in certain actions brought by indirect purchasers (consumers and retailers) in a number of jurisdictions. As indirect purchasers of the Company’s smokeless tobacco products during various periods of time ranging from January 1990 to the date of certification or potential certification of the proposed class, plaintiffs in those actions allege, individually and on behalf of putative class members in a particular state or individually and on behalf of class members in the applicable states, that the Company has violated the antitrust laws, unfair and deceptive trade practices statutes and/or common law of those states. In connection with these actions, plaintiffs sought to recover compensatory and statutory damages in an amount not to exceed $75 thousand per purported class member or per class member, and certain other relief. The indirect purchaser actions, as filed, were similar in all material respects.

Prior to 2007, actions in all but four of the jurisdictions were resolved, either through court-approved settlements or dismissals, including a dismissal in the New Hampshire action that was subsequently reversed on appeal by the plaintiffs. Pursuant to the settlements, adult consumers received coupons redeemable on future purchases of the Company’s moist smokeless tobacco products, and the Company agreed to pay all related administrative costs and plaintiffs’ attorneys’ fees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In May 2007, the Company entered into a Settlement Agreement to resolve the Wisconsin class action. The court entered a judgment granting final approval of the Wisconsin Settlement Agreement in December 2007. In September 2007, the Company entered into a Settlement Agreement to resolve the California class action which has been preliminarily approved by the court (for additional details on the resolution of the California class action, see the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007).

In connection with the resolution of the Wisconsin and California class actions, the Company recorded a $122.1 million pre-tax charge in the first quarter of 2007 related to the estimated costs to resolve these actions, subject to respective court approval. Approximately $28.5 million of this charge relates to settlement of the Wisconsin action resulting from court-ordered mediation in April 2007. The charge reflects costs attributable to coupons that will be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products. Also reflected in the Wisconsin charge are plaintiffs’ attorneys’ fees and other administrative costs of the settlement. The remaining $93.6 million of the first quarter 2007 charge relates to settlement of the California action in May 2007, as a result of court-ordered mediation. This charge brings the total recognized liability for the California action to $96 million, which reflects the cost of cash payments to be made to the benefit of class members, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlement.

To date, indirect purchaser actions in almost all of the jurisdictions have been resolved, including those subject to court approval. In January 2008, the Company entered into Settlement Agreements to resolve the New Hampshire action and the Massachusetts class action. For additional details, see Part I, Item 3, “Legal Proceedings.” In connection with the settlements of the New Hampshire action and Massachusetts class action, the Company recorded a charge of approximately $9 million. The charge reflects costs attributable to coupons that will be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlements. Notwithstanding the Company’s decision to enter into the settlements, the Company believes the facts and circumstances in the New Hampshire action and the Massachusetts class action would continue to support its defenses.

Notwithstanding the fact that the Company has chosen to resolve various indirect purchaser actions via settlements, the Company believes, and has been so advised by counsel handling these cases, that it has meritorious defenses, and, in the event that any such settlements do not receive final court approval, these actions will continue to be vigorously defended.

In addition, an unresolved action remains in the State of Pennsylvania. In the Pennsylvania action, which is pending in a federal court in Pennsylvania, the Third Circuit Court of Appeals has accepted the Company’s appeal of the trial court’s denial of the Company’s motion to dismiss the complaint. The Company continues to believe there is insufficient basis for plaintiffs’ complaint. For the plaintiffs in the foregoing action to prevail, they will have to obtain class certification. The plaintiffs in the above action also will have to obtain favorable determinations on issues relating to liability, causation and damages. The Company believes, and has been so advised by counsel handling this case, that it has meritorious defenses in this regard, and it is, and will continue to be, vigorously defended.

The Company believes that the ultimate outcome of these actions will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, beyond the amounts accrued, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the financial impact of these actions, management is not able to estimate the amount of loss, if any, beyond the amounts accrued, which could be associated with an adverse resolution.

Counsel for plaintiffs in the settlement of the Kansas and New York actions filed a motion for an additional amount of approximately $8.5 million in attorneys’ fees, expenses and costs, plus interest, beyond the previously agreed-upon amounts already paid by the Company. An evidentiary hearing on plaintiffs’ motion was held in April 2006. In August 2007, the court granted plaintiffs’ motion and entered judgment against the Company in the amount of approximately $3 million in additional attorneys’ fees and expenses, along with prejudgment interest on a portion of the award. In November 2007, the Company filed a Notice of Appeal of the judgment awarding additional attorneys’ fees, expenses and prejudgment interest. Subsequently, in November 2007, the Company entered into a Settlement Agreement relating to this additional award whereby the Company agreed to pay $2.8 million and dismiss its appeal in exchange for a satisfaction of judgment. In December 2007, plaintiffs provided a satisfaction of judgment and the court entered an order dismissing the Company’s appeal.

The liability associated with the Company’s estimated costs to resolve all indirect purchaser actions increased to approximately $75.4 million at December 31, 2007, from $12.9 million at December 31, 2006, primarily as a result of the charges recognized for the Wisconsin, California, New Hampshire and Massachusetts settlements, as well as the charge recognized in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

connection with the Kansas and New York settlement. Also contributing to the increase was a charge reflecting a change in the estimated redemption rate for coupons issued in conjunction with the resolution of certain states’ indirect purchaser antitrust actions. These increases were partially offset by actual coupon redemption, payments made in connection with the Wisconsin and California settlements and payments of administrative costs related to previous settlements.

One additional matter remains outstanding in connection with indirect purchaser actions.

The Company has been served with a purported class action complaint filed in federal court in West Virginia, attempting to challenge certain aspects of a prior settlement approved by the Tennessee state court and seeking additional amounts purportedly consistent with subsequent settlements of similar actions, estimated by plaintiffs to be between $8.9 million and $214.2 million, as well as punitive damages and attorneys’ fees. The Company believes, and has been so advised by counsel handling this case, that it has meritorious defenses in this regard, and will continue to vigorously defend against this complaint. As such, the Company has not recognized a liability for the additional amounts sought in this complaint.

The Company believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, the effect of an adverse resolution could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such resolution, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the financial impact of this action, management is not able to estimate the amount of loss, if any, which could be associated with an adverse resolution.

22 – OTHER MATTERS

Tobacco Reform Act

On October 22, 2004, the “Fair and Equitable Tobacco Reform Act of 2004” (the “Tobacco Reform Act”) was enacted in connection with a comprehensive federal corporate reform and jobs creation bill. The Tobacco Reform Act effectively repeals all aspects of the U.S. federal government’s tobacco farmer support program, including marketing quotas and nonrecourse loans. Under the Tobacco Reform Act, the Secretary of Agriculture imposes quarterly assessments on tobacco manufacturers and importers, not to exceed a total of $10.1 billion over a ten-year period from the date of enactment. Amounts assessed by the Secretary are impacted by a number of allocation factors, as defined in the Tobacco Reform Act. These quarterly assessments are used to fund a trust to compensate, or “buy out,” tobacco quota farmers, in lieu of the repealed federal support program. The Company does not believe that the assessments imposed under the Tobacco Reform Act will have a material adverse impact on its consolidated financial position, results of operations or cash flows in any reporting period. In 2007, 2006 and 2005, the Company recognized charges of approximately $3.6 million, $3.2 million and $4.2 million, respectively, associated with assessments required by the Tobacco Reform Act.

Smokeless Tobacco Master Settlement Agreement

In November 1998, the Company entered into the Smokeless Tobacco Master Settlement Agreement (“STMSA”) with the attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The STMSA required the Company to adopt various marketing and advertising restrictions and make payments potentially totaling $100 million, subject to a minimum 3 percent inflationary adjustment per annum, over a minimum of 10 years for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes. The period over which the payments were to be made was subject to various indefinite deferral provisions based upon the Company’s share of the smokeless tobacco segment of the overall tobacco market (as defined in the STMSA). As a result of these provisions, the Company was not able to previously estimate the value of the total remaining payments, as the provisions required annual determination of the Company’s segment share. As such, over the 10-year period, the payments were charged to expense in the period that the related shipments occurred, with disbursements in the following year. Total charges recorded in SA&A related to the STMSA in 2007, 2006 and 2005 were $18.4 million, $16.7 million and $14.8 million, respectively.

Acquisition

On September 11, 2007, the Company completed the acquisition of Stag’s Leap Wine Cellars and its signature Napa Valley, CA vineyards. Stag’s Leap Wine Cellars is one of the world’s most highly regarded winery estates, known for distinctive world-class wines, which includes its iconic brands Cask 23, Fay and S.L.V., as well as the Arcadia, Artemis, Karia and Hawk Crest labels. Consistent with the Company’s vision on being recognized as the premier fine wine company in the world, this acquisition provides

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

additional prestige to the Wine segment’s acclaimed portfolio and is expected to contribute to the segment’s continued operating profit growth.

The acquisition of Stag’s Leap Wine Cellars was completed through one of the Company’s consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which the Company holds an 85 percent ownership interest, with a 15 percent minority ownership interest held by Antinori California (“Antinori”). Michelle-Antinori acquired 100 percent of Stag’s Leap Wine Cellars for total aggregate consideration of approximately $185 million, comprised of cash and assumed debt. The purchase price was based primarily on the estimated future operating results of the Stag’s Leap Wine Cellars business, as well as an estimated benefit from operating cost synergies. Concurrent with the closing of the acquisition, the Company repaid the entire amount of assumed debt, plus accrued interest. In connection with the acquisition, the Company provided short-term bridge financing to Antinori for its 15 percent share of the purchase price via a non-recourse loan bearing an interest rate of 7 percent. The full amount of the loan was repaid by Antinori in the third quarter of 2007.

The results of operations of the Stag’s Leap Wine Cellars business are reported in the Wine segment and have been included in the Consolidated Statement of Operations since the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the Stag’s Leap Wine Cellars acquisition. This allocation represents the estimated fair values at the date of acquisition based upon valuations using management’s estimates and assumptions, reflecting the final determination of such amounts. Refinements from the previously reported allocation of the purchase price include increases in the values assigned to current assets and property, plant and equipment with a corresponding decrease to goodwill. The allocated purchase price includes direct acquisition costs of $1.9 million.

Current assets	$46,812
Property, plant and equipment	73,398
Intangible assets	52,040
Goodwill	21,166
Other assets	319

Total assets acquired	193,735

Current liabilities	11,150

Total liabilities assumed	11,150

Net assets acquired	$182,585

Of the $52 million of acquired intangible assets, $39.2 million was assigned to trademarks that are not subject to amortization. The remaining $12.8 million of acquired intangible assets are subject to amortization, and include customer relationships of $11 million (20-year useful life), customer lists of $1.5 million (seven-year useful life) and a non-compete agreement of $0.3 million (three-year useful life). The entire amount of goodwill is expected to be deductible for tax purposes. For additional information regarding goodwill and intangible assets, see Note 7, “Goodwill and Other Intangible Assets.”

In connection with the acquisition of Stag’s Leap Wine Cellars and the related formation of Michelle-Antinori, the Company provided a put right to Antinori, the non-controlling interest partner (“minority put arrangement”). The minority put arrangement provides Antinori with the right to require the Company to purchase its 15 percent ownership interest in Michelle-Antinori at a price based on a fixed multiple of Stag’s Leap Wine Cellars’ earnings before income taxes, depreciation, amortization and other non-cash items. The minority put arrangement becomes exercisable beginning on the third anniversary of the Stag’s Leap Wine Cellars acquisition (September 11, 2010). The Company accounts for the minority put arrangement as mandatorily redeemable securities under Accounting Series Release No. 268, Redeemable Preferred Stocks, and Emerging Issues Task Force Abstract Topic No. D-98, Classification and Measurement of Redeemable Securities, as redemption is outside of the control of the Company. Under this accounting model, to the extent the value of the minority put arrangement is greater than the minority interest reflected on the balance sheet (“traditional minority interest”), the Company recognizes the difference as an increase to the value of the minority interest, with an offset to retained earnings and a similar reduction to the numerator in the earnings per share available to common shareholders calculation. The Company also reflects any decreases to the amount in a similar manner, with the floor in all cases being the traditionally calculated minority interest balance as of that date. The Company values the put arrangement by estimating its redemption value as if the redemption date were the end of the current reporting period, using the most recent 12-month trailing earnings before income taxes, depreciation, amortization and other non-cash items. As of December 31, 2007, the value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

minority put arrangement did not exceed the traditional minority interest balance. Therefore, no adjustment was recognized in the Consolidated Statement of Financial Position or in the calculation of earnings per share.

23 – QUARTERLY FINANCIAL DATA

(Unaudited)

	First	Second	Third	Fourth	Year

2007
Net sales	$447,018	$491,254	$479,612	$532,895	$1,950,779
Gross profit	331,365	364,405	353,143	377,291	1,426,204
Gain on sale of corporate headquarters	105,143	-	-	-	105,143
Antitrust litigation	122,100	-	3,158	11,853	137,111
Restructuring charges	3,520	3,908	1,677	1,699	10,804
Net earnings	107,513	139,971	133,600	139,189	520,273
Basic earnings per share*	0.67	0.88	0.85	0.90	3.30
Diluted earnings per share*	0.67	0.87	0.84	0.89	3.27
2006
Net sales	$433,641	$472,900	$458,649	$485,721	$1,850,911
Gross profit	329,431	360,486	342,794	352,112	1,384,823
Antitrust litigation	1,350	-	-	675	2,025
Restructuring charges	-	-	17,495	4,502	21,997
Net earnings	115,913	134,655	118,085	137,203	505,856
Basic earnings per share*	0.72	0.84	0.74	0.86	3.15
Diluted earnings per share*	0.71	0.83	0.73	0.85	3.12

* Quarterly earnings per share amounts are based on average shares outstanding during each quarter and, therefore, may not equal the total calculated for the full year.

As indicated in the tables above, results for certain quarters included the impact of pre-tax restructuring and antitrust litigation charges. Restructuring charges were incurred in connection with the Company’s cost-reduction initiative, Project Momentum. See Note 20, “Restructuring”, for further information regarding Project Momentum. Antitrust litigation charges represent estimated costs of resolving various indirect purchaser antitrust cases. See Note 21, “Contingencies”, for further information on antitrust litigation.

Results for the fourth quarter of 2007 and 2006 included the reversal of $1 million and $4.7 million, respectively, of tax accruals attributable to completed income tax audits and the expiration of certain statutes of limitation.